EXHIBIT 99.1

●	Press Release

For immediate release

Company contact: Jennifer Martin, Director of Investor Relations, (303) 312-8155

Bill Barrett Corporation Announces Acquisition of

Piceance Basin Acreage

DENVER — June 15, 2009 — Bill Barrett Corporation (NYSE: BBG) announced today that it has closed a purchase and sale agreement paying $60 million to acquire a 90% working interest in approximately 40,300 undeveloped leasehold acres in Cottonwood Gulch, which is the former Naval Oil Shale Reserve #1 located in the Piceance Basin of western Colorado. The acquired properties are adjacent to the Rulison and Parachute fields, considered to be among the most prolific fields within the Piceance Basin. Based on regional data and analysis, the Company expects the acquisition to add more than 2 trillion cubic feet equivalent (Tcfe) to probable and possible resources. The leases are located on Federal lands (87.5% net revenue interest) and are ten-year leases that were issued in late 2008. The Company currently produces approximately 100 million cubic feet equivalent per day (net) from the Gibson Gulch field in the Piceance basin.

Chairman and CEO Fred Barrett comments, “This is a tremendous acquisition for the Company, expanding our interest in a strategically important area. The combination of material resource potential, a contiguous lease position, attractive commercial terms and proximity to infrastructure make this acquisition unique. The Cottonwood Gulch acquisition is expected to more than triple our current 3P resource estimates in the Piceance Basin to over 3 Tcfe. Our company is exceptionally positioned to execute efficiently in this area, having pioneered operations and geologic concepts that unlocked the vast potential in the Piceance. We have long recognized the potential of these lands.”

The Roan Plateau Resource Management Plan is in effect and a record of decision for an environmental impact statement has been signed for development of the area. Development of the acreage position is being coordinated with the Department of Interior and Bureau of Land Management. President and COO Joe Jaggers adds, “The Company recognizes the obligation accompanying the leases for responsible and sound development practices. We plan to pursue a phased development scenario consistent with recommendations from other stakeholders. The Company looks forward to working through remaining hurdles with all involved and beginning responsible development of this important domestic energy resource. We are hopeful that we will begin development as early as next year.”

The leasehold acquisition was financed through borrowings under the Company’s bank line of credit and is in addition to the previously announced 2009 capital expenditure budget of $350 million. Following this acquisition, availability under the Company’s credit facility was $294 million. The Company expects to maintain adequate liquidity of at least $250 million under its credit facility to support its on-going exploration and development activities.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

Forward Looking Statements

This press release includes statements referencing expected potential and projected future activities. These forward-looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur and the anticipated results will be achieved. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, resource estimates, exploration results, the ability to obtain necessary permits, delays or prohibitions due to litigation or other disputes, governmental regulations, the ability to receive drilling and other permits, the ability to finance the development and infrastructure obligations, transportation, processing, market conditions, oil and gas price and differential volatility, the availability and cost of services and materials, surface access, being able to execute the anticipated development activities, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, and other factors discussed in the Company’s Form 10-K filed for the year ended December 31, 2008, and subsequent filings with the SEC and available at www.sec.gov.

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